Exhibit 99.7

Tall City Exploration III LLC

and Subsidiaries

Condensed Consolidated Financial Statements

Interim Periods Ended September 30, 2023 and 2022

Tall City Exploration III LLC and Subsidiaries
Consolidated Financial Statements
Nine months ended September 30, 2023 and 2022
Index

Contents
Consolidated Financial Statements

Consolidated Balance Sheets	3

Consolidated Statements of Operations	4

Consolidated Statements of Changes in Members’ Equity	5

Consolidated Statements of Cash Flows	5

Notes to Consolidated Financial Statements	7-15

Tall City Exploration III LLC and Subsidiaries
Consolidated Balance Sheets
September 30, 2023 and December 31, 2022

Assets	September 30, 2023 (unaudited)	December 31, 2022
Current Assets
Cash and cash equivalents	$22,083,955	$9,094,962
Accounts receivable, net	33,599,919	29,231,174
Derivative assets, short term	—	629,979
Prepaid expenses and other current assets	466,253	380,840
Total current assets	56,150,127	39,336,955

Property and Equipment
Proved oil and gas properties, net	718,736,901	655,830,252
Unproved oil and gas properties, not being amortized	8,331,242	13,859,247
Other property and equipment, net	280,532	276,469
Net Property and Equipment	727,348,675	669,965,968

Other Assets
Right of use asset, net	3,323,897	4,833,335
Other non-current assets	26,230	26,230
Total non-current assets	3,350,127	4,859,565

Total Assets	$786,848,929	$714,162,488

Liabilities and Members' Equity

Current Liabilities
Accounts payable and accrued liabilities	$44,334,935	$109,224,430
Revenue payable	43,090,858	41,147,988
Derivative liabilities, short term	9,576,241	5,679,076
Asset retirement obligations, current	200,000	200,000
Lease obligations, current	2,065,428	2,029,586
Note payable, net	238,685,302	—
Total Current Liabilities	337,952,764	158,281,080

Long-Term Liabilities
Note payable, net	—	178,442,593
Lease obligations, noncurrent	1,275,692	2,818,799
Asset retirement obligations	2,390,344	2,119,026
Derivative liabilities, long term	894,870	490,227
Total Long-Term Liabilities	4,560,906	183,870,645

Total Liabilities	342,513,670	342,151,725

Members' Equity	444,335,259	372,010,763

Total Liabilities and Members' Equity	$786,848,929	$714,162,488

Tall City Exploration III LLC and Subsidiaries
Consolidated Statements of Operations
Nine months ended September 30, 2023 and 2022

	September 30, 2023	September 30, 2022
	(unaudited)	(unaudited)
Revenues:
Oil	$207,713,310	$164,406,311
Gas	7,485,423	19,328,745
Natural gas liquids	18,088,869	22,879,123
Unrealized and realized gains/(losses), net	(6,698,373)	(19,754,379)
Total Revenues	226,589,229	186,859,800

Expenses:
Lease operating expense	70,977,311	29,306,665
Gathering, processing, and transportation expenses	7,317,874	4,871,226
Production tax and other	10,742,453	10,399,049
General and administrative expenses	8,074,920	8,097,481
Equity-based compensation expense	221,783	2,449,875
Depreciation, depletion, amortization, and impairment	55,309,124	33,364,800
Accretion of asset retirement obligations	114,201	92,715
Total Operating Expenses	152,757,666	88,581,811

Gain from operations	73,831,563	98,277,989

Other income (expense):
Interest expense, net	(16,778,807)	(4,627,985)
Other non-operating income	49,957	—
Total other income (expense)	(16,728,850)	(4,627,985)

Net Income	$57,102,713	$93,650,004

Tall City Exploration III LLC and Subsidiaries
Consolidated Statements of Cash Flows
Nine months ended September 30, 2023 and 2022

Balance, December 31, 2021	$270,870,470
Equity-based compensation expense	2,449,875
Net income	93,650,004
Balance, September 30, 2022	$366,970,349

Balance, December 31, 2022	$372,010,763
Members' contributions	15,000,000
Equity-based compensation expense	221,783
Net income	57,102,713
Balance, September 30, 2023	$444,335,259

Tall City Exploration III LLC and Subsidiaries
Consolidated Statements of Cash Flows
Nine months ended September 30, 2023 and 2022

	Nine Months Ending
	September 30, 2023	September 30, 2022
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net Income	$57,102,713	$93,650,004
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	55,309,124	33,364,800
Impairment
Accretion of asset retirement obligations	114,201	92,715
Equity-based compensation expense	221,783	2,449,875
Amortization of debt issuance costs	967,893	365,082
Unrealized (gain) loss on derivatives	4,931,787	(13,088,389)
Changes in operating assets and liabilities:
Accounts receivable, net	(4,368,745)	(6,484,845)
Prepaid expenses and other current assets	(85,413)	247,121
Accounts payable and accrued liabilities and other	23,883,658	29,250,510
Net cash provided by operating activities	138,077,001	139,846,873

Cash flows from investing activities
Additions to oil and gas properties	(199,362,824)	(190,429,465)
Net cash used in investing activities	(199,362,824)	(190,429,465)

Cash flows from financing activities
Contributions from members	15,000,000	—
Proceeds from note payable	60,000,000	70,000,000
Deferred financing costs	(725,184)	(1,026,005)
Net cash provided by financing activities	74,274,816	68,973,995

Net change in cash and cash equivalents	12,988,993	18,391,403
Cash and cash equivalents, beginning of period	9,094,962	7,411,198
Cash and cash equivalents, end of period	$22,083,955	$25,802,601

Supplemental Cash flow disclosures:

Cash paid for interest	13,016,555	2,886,030
Changes in capital expenditures financed by accounts payable	86,670,993	5,263,567

Tall City Exploration III LLC and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2023 and 2022 (unaudited)

1.	Organization and Nature of Business

Tall City Exploration III LLC (“TCE3”) and Subsidiaries, was organized on August 10, 2018 as a Delaware limited liability company and is governed by a Limited Liability Company Agreement (the “LLC Agreement”). TCE3 and its subsidiaries are collectively referred to in the accompanying consolidated financial statements as the “Company”.

Subsidiaries to TCE3 include: Tall City Operations III LLC (“TCO3” – owned 100% by TCE3) which operates TCE3’s oil and gas properties, Tall City Property Holdings III LLC (“TCPH3” – owned 100% by TCE3) which owns all of the oil and gas property interests for TCE3, Mucaro Minerals LLC (“Mucaro” – owned 100% by TCE3) which holds the mineral and royalty interests for TCE3, and Tall City Management Holdings III LLC (“Holdings” – owned 100% by TCE3) which is a holding company organized as a corporation to hold the interest of Tall City Management III LLC (“TCM3” – owned 99.99% by TCE3 and 0.01% by Holdings) which has all of the employees of TCE3.

The Company is primarily engaged in the domestic exploration, acquisition, development, production and sale of oil and gas. All of the Company’s operations are conducted in the United States within the Permian Basin of West Texas. The Company is substantially owned (98%) by entities controlled by Warburg Pincus LLC (“Warburg”). In accordance with the Company’s LLC Agreement, Warburg, along with the Company’s other owners, agreed to contribute up to $500 million of equity financing, subject to certain terms and conditions. As of September  30, 2023, Warburg and the Company’s other owners had contributed approximately $369,233,100.

On September 13, 2023, the Company entered into a purchase and sale agreement, pursuant to which it agreed to sell all of its oil and gas assets and related assets and contracts, comprising substantially all of the Company's operations, for consideration comprising (i) $300 million in cash and (ii) approximately 2.27 million shares of Vital Energy, Inc. common stock, each subject to purchase price adjustments. The transaction is expected to close during the fourth quarter of 2023, subject to customary closing conditions.

2.	Basis of Presentation

(a)	Presentation

In the opinion of management, the unaudited interim consolidated financial statements of the Company as of September 30, 2023 and for the nine months ended September 30, 2023 and 2022 include all adjustments and accruals, consisting of normal, recurring adjustments and accruals necessary for a fair presentation of the results of the interim periods in conformity with U.S. GAAP. The operating results for the nine months ended September 30, 2023 are not necessarily indicative of results for a full year.

Certain information and footnote disclosures normally included in financial statements in accordance with U.S. GAAP have been condensed or omitted. These unaudited interim consolidated financial statements should be read together with the audited consolidated financial statements and notes for the year ended December 31, 2022.

(b)	Liquidity

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

As of September 30, 2023, the Company was not in compliance with its current ratio covenant as defined in its credit facility. This noncompliance has given rise to substantial doubt as to the Company’s ability to continue as a going concern one year from the issuance of the financial statements, absent addressing this matter.

Tall City Exploration III LLC and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2023 and 2022 (unaudited)

As discussed above, the Company has signed a purchase and sale agreement. The credit facility is planned to be paid off in conjunction with this sale. Furthermore, in the event that the sale does not close, the Company intends to pursue options available with its lenders to cure the current ratio default through the mechanisms of the credit agreement.

While management believes that implementation of the foregoing plans will sufficiently address its liquidity matters, the Company’s ability to successfully achieve this objective is subject to a numbers of risks outside of its control. There can be no assurance that the sale transaction will close or that the cure period requirements will be met. If such plans do not materialize, the Company may not be able to satisfy its credit facility obligations as they come due.

(c)	Recent accounting pronouncements

In June 2016, the Financial Accounting Standards Board issued ASU 2016-13, "Financial Instruments- Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments," ("ASU 2016-13") which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. ASU 2016-13 is effective for annual reporting periods, and interim periods within those years, beginning after December 15, 2022. It requires a cumulative effect adjustment to the balance sheet as of the beginning of the first reporting period in which the guidance is effective. On January 1, 2023, we adopted ASC 326 "Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments," ("ASC 326") using the prospective transition approach. The adoption of this standard did not have a material impact on our condensed consolidated financial statements.

(d)	Use of Estimates

The preparation of the Company’s consolidated financial statements requires the Company to make estimates, judgments, and assumptions that affect the accompanying consolidated financial statements and disclosures. Items subject to such estimates and assumptions include (1) cash flow estimates used in impairment tests of long-lived assets; (2) depreciation, depletion, and accretion; (3) evaluation of asset retirement obligations; (4) valuation of derivative instruments; (5) accrued oil and gas sales and other receivables; (6) accrued expenses and related payables; and (7) the grant date fair value of equity-based awards. Actual results could differ from the estimates.

Oil, natural gas, and NGL reserve estimates, which are the basis for unit-of-production depletion and the impairment analysis, have a number of inherent uncertainties. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, testing, and production subsequent to the date of the estimate may justify revision of such estimate. Accordingly, reserve estimates are often different from the quantities of oil, natural gas, and NGLs that are ultimately recovered. In addition, reserve estimates are vulnerable to changes in prices of crude oil, natural gas, and NGLs. Such prices have been volatile in the past and can be expected to be volatile in the future.

3.	Accounts Receivable, net

The following table presents the components of accounts receivable, net as of September 30, 2023 and December 31, 2022:

	2023	2022
Accounts receivable - trade	31,708,362	20,737,763
Joint interest billing receivable	1,891,557	8,493,411
Total accounts receivable, net	33,599,919	29,231,174

Tall City Exploration III LLC and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2023 and 2022 (unaudited)

4.	Property and Equipment

Property and equipment, net consisted of the following:

	2023	2022
Oil and natural gas properties
Proved oil and natural gas properties	$968,259,209	$850,054,541
Unproved oil and natural gas properties, not being amortized	8,331,242	13,859,247
Accumulated depletion	(157,804,306)	(102,506,287)
Accumulated impairment	(91,718,002)	(91,718,002)
Oil and natural gas properties, full cost method, net	727,068,143	669,689,499

Other property and equipment
Other property and equipment	527,959	512,791
Accumulated depreciation	(247,427)	(236,322)
Other property and equipment, net	280,532	276,469

Net property and equipment	$727,348,675	$669,965,968

The total transfers from unproved oil and natural gas properties to proved oil and natural gas properties was $9,138,735 and $15,296,000 for the nine months ended September 30, 2023 and 2022, respectively.

5.	Derivatives

The following tables presents gross derivative balances prior to applying netting adjustments and net balances as recorded in the consolidated balance sheet as of September 30, 2023 and December 31, 2022:

	September 30, 2023
	Asset	Liability	Net Position
Current	3,740	(9,579,981)	(9,576,241)
Long Term	—	(894,870)	(894,870)

	December 31, 2022
	Asset	Liability	Net Position
Current	629,979	(5,679,076)	(5,049,097)
Long Term	-	(490,227)	(490,227)

Tall City Exploration III LLC and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2023 and 2022 (unaudited)

For the nine months ended September 30, 2023, the amount of the derivative instrument gains and losses reported on the consolidated statements of operations as losses on derivatives, net was $6,698,373, comprised of unrealized losses of approximately $4,931,787 and realized losses of $1,766,586. For the nine months ended September 30, 2022, the amount of the derivative instrument gains and losses reported on the consolidated statements of operations as losses on derivatives, net was $19,754,379, comprised of unrealized gains of $13,088,388 and realized losses of $32,842,767. The following tables presents the Company’s outstanding future commodity derivative positions as of September 30, 2023 and December 31, 2022, respectively:

		September 30, 2023
Wells Fargo			Weighted
			Average	Asset /
Period	Contract Type	Volume BBLS	Contract Price	(Liability)
Crude Oil
10/01/23 - 12/31/23	Collar	92,000	$55.00 - 63.55	(2,255,369)
01/01/24 - 12/31/24	Collar	73,200	$57.50 - 70.50	(884,614)
10/01/23 - 12/31/23	Collar	36,800	$60.00 - 75.00	(500,478)
10/01/23 - 12/31/23	Collar	55,200	$70.00 - 84.85	(293,676)
01/01/24 - 12/31/24	Collar	292,800	$65.00 - 78.80	(1,670,898)
10/01/23 - 12/31/23	Collar	27,600	$80.00 - 94.25	(4,784)
01/01/24 - 12/31/24	Collar	73,200	$75.00 - 84.68	(10,942)
01/01/24 - 12/31/24	Collar	109,800	$70.00 - 85.25	(161,237)
10/01/23 - 12/31/23	Collar	82,800	$70.00 - 82.20	(601,644)
01/01/24 - 12/31/24	Collar	183,000	$65.00 - 79.15	(1,010,011)
10/01/23 - 12/31/23	Swap	46,000	$75.10	(598,704)
01/01/24 - 03/31/24	Swap	45,500	$73.80	(435,833)
07/01/24 - 09/30/24	Swap	18,400	$71.40	(134,856)
10/01/24 - 12/31/24	Swap	9,200	$70.45	(62,649)
Total Wells Fargo, Crude Oil				$(8,625,694)

Fifth Third			Weighted
			Average	Asset /
Period	Contract Type	Volume BBLS	Contract Price	(Liability)
Crude Oil
10/01/23 - 12/31/23	Collar	27,600	$80.00 - 95.50	3,740
04/01/24 - 06/30/24	Swap	27,300	$72.53	(221,210)
Total Fifth Third, Crude Oil				$(217,470)

Comerica			Weighted
			Average	Asset /
Period	Contract Type	Volume BBLS	Contract Price	(Liability)
Crude Oil
10/01/23 - 12/31/23	Collar	61,000	$70.00 - 79.00	(453,649)
01/01/24 - 12/31/24	Collar	183,000	$65.00 - 77.60	(1,174,298)
Total Comerica, Crude Oil				$(1,627,947)

Tall City Exploration III LLC and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2023 and 2022 (unaudited)

		December 31, 2022
Wells Fargo			Weighted
			Average	Asset /
Period	Contract Type	Volume BBLS	Contract Price	(Liability)
Crude Oil
01/01/23 - 12/31/23	Collar	365,000	$55.00 - 63.55	(6,092,621)
01/01/24 - 12/31/24	Collar	73,200	$57.50 - 70.50	(597,200)
01/01/23 - 12/31/23	Collar	146,000	$60.00 - 75.00	(1,210,918)
01/01/23 - 12/31/23	Collar	219,000	$70.00 - 84.85	(268,956)
01/01/24 - 12/31/24	Collar	292,800	$65.00 - 78.80	(526,425)
01/01/23 - 12/31/23	Collar	109,500	$80.00 - 94.25	602,202
01/01/24 - 12/31/24	Collar	73,200	$75.00 - 84.68	347,432
01/01/24 - 12/31/24	Collar	109,800	$70.00 - 85.25	285,966
Total Crude Oil				$(7,460,520)

Wells Fargo			Weighted
			Average	Asset /
Period	Contract Type	Volume MCF	Contract Price	(Liability)
Natural Gas
01/01/23 - 03/31/23	Collar	225,000	$3.95 - 5.23	16,952
01/01/23 - 03/31/23	Collar	450,000	$7.25 -10.85	1,274,265
Total Natural Gas				1,291,217

Total Wells Fargo Derivatives, net				$(6,169,303)

		December 31, 2022
Fifth Third Bank			Weighted
			Average	Asset /
Period	Contract Type	Volume BBLS	Contract Price	(Liability)
Crude Oil
01/01/23 - 12/31/23	Collar	109,500	$80.00 - 95.50	629,979
Total Crude Oil				629,979

Total Fifth Third Derivatives, net				$629,979

Tall City Exploration III LLC and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2023 and 2022 (unaudited)

6.	Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between independent and knowledgeable parties who are willing and able to transact for an asset or liability at the measurement date. The Company uses valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs when determining fair value and then ranks the estimated values based on the reliability of the inputs used following the fair value hierarchy.

The three input levels of the fair value hierarchy are as follows:

Level 1: Observable inputs, such as quoted market prices for identical assets or liabilities in active markets.

Level 2: Inputs other than quoted prices in active markets that are either directly or indirectly observable. Instruments categorized in Level 2 include non-exchange traded derivatives, such as over-the-counter swaps.

Level 3: Unobservable inputs in which little or no market data exists.

A financial instrument’s level within the fair value hierarchy is based upon the lowest level of any input that is significant to the fair value measurement. However, the determination of what constitutes observable requires significant judgment by the Company. The Company considers observable data to be market data that is readily available, regularly distributed or updated, reliable and verifiable, not proprietary, and provided by independent sources that are actively involved in the relevant market. Unobservable inputs reflect the assumptions of the Company with regard to what assumptions a market participant would use to price an asset or liability based on the best information available under the circumstances. The guidance requires the evaluator to maximize the use of observable inputs.

Recurring Fair Value Measurements

The Company’s recurring financial assets and liabilities measured at fair value as of September 30, 2023 and December 31, 2022 are comprised of commodity derivatives that consist of privately negotiated OTC swap contracts that are valued based on a specific market index and are classified as Level 2. See footnote 5. Changes in market values represent gains or losses that occur due to fluctuations in commodity prices. Specifically, as of September 30, 2023, commodity derivatives are valued using NYMEX values. The Company has a master netting arrangement with each counterparty which supports the netting of derivative positions on the consolidated financial statements. The estimated fair value of cash and cash equivalents, prepaid expenses, accounts receivable, and accounts payable approximate the carrying amounts due to the relatively short maturity of these instruments. The fair value of the Company’s debt obligations is considered to approximate carrying value due to its variable interest rates. None of these instruments are held for trading purposes.

7.	Asset Retirement Obligations

The Company’s asset retirement obligations represent the present value of estimated future costs associated with the plugging and abandonment of oil and gas wells, removal of equipment and facilities from leased acreage, and land restoration in accordance with applicable local, state and federal laws. The Company follows FASB ASC Topic 410, “Asset Retirement and Environmental Obligations”. The offsetting amount associated with the asset retirement costs are capitalized as part of the carrying amount of proved properties and are reflected in oil and gas properties, full cost method on the consolidated balance sheets. Revisions in estimated liabilities can result from changes in estimated inflation, changes in service and equipment costs and changes in the estimated timing of an asset’s retirement. Subsequent to initial measurement, the asset retirement liability is required to be accreted each period over the estimated productive life of the related assets.

Tall City Exploration III LLC and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2023 and 2022 (unaudited)

The following table provides a reconciliation of the Company’s asset retirement obligations for the nine months ended September 30, 2023:

Asset retirement obligations as of December 31, 2022	$2,319,026
Additions	157,117
Accretion	114,201
Asset retirement obligations as of September 30, 2023	$2,590,344

8.	Note Payable, Net

Note payable, net consisted of the following as of September 30, 2023:

September 30, 2023
Note payable	$240,000,000
Deferred financing costs	(1,314,698)
Note payable, net	$238,685,302

On March 21, 2019, the Company entered into a credit agreement with Wells Fargo Bank for an initial lender commitment of $60 million with a maturity date of March 21, 2024. As of September 30, 2023, the lender increased the borrowing base to $250 million along with an increase in the commitment to $240 million and extended the maturity date to March 21, 2025. The interest rate charged on the loan is calculated the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided that, if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day. The Company’s obligations under the credit agreement are secured by a pledge of the majority of the Company’s proved oil and gas properties.

The Company is subject to certain financial covenants as a result of the credit agreement described above. These financial covenants consist of a consolidated total leverage ratio not to exceed 3.00 to 1.00 and a current ratio, which includes the remaining capacity on the credit facility, not to be less than 1.0 to 1.0. As of September 30, 2023, the Company was not in compliance with the financial covenant related to its current ratio. As such, and due to factors described in the Liquidity section above, the Company has classified its obligations outstanding under its credit facility as a current liability on its consolidated balance sheets.

9.	Members’ Equity

The LLC Agreement provides for two classes of membership interests referred to as “Series A Units” and “Series B Units,” collectively referred to as “Members”. As of September 30, 2023 and December 31, 2022, the Company had issued 36,923,310 Series A Units and 9,575,000 Series B Units and 35,423,310 Series  A Units and 9,575,000 Series B Units, respectively. The LLC Agreement provides for the issuance of up to 10,000,000 Series B Units. Series B Units are intended to constitute profit interests.

Tall City Exploration III LLC and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2023 and 2022 (unaudited)

Per the Company’s LLC Agreement, available cash may be distributed as declared by the Board of Directors and is allocated first to Series A Units in accordance with their respective class sharing percentages until they have received an amount equal to an internal rate of return of 8% from the date of contributions and, thereafter, split between Series A and Series B Units in accordance with certain agreed-upon threshold sharing ratios.

Cumulative net earnings and losses are allocated among the holders of Series A Units and Series B Units in accordance with the distribution provisions described above. Under this approach, cumulative losses are allocated to Series A Units and cumulative earnings are allocated either entirely to Series A Units or between Series A Units and Series B Units in proportion to their entitled share of the liquidated earnings. In addition, available cash may be distributed to each Member in respect of the Members’ assumed tax liability as of each tax distribution date. If, as of any tax distribution date, the Company has insufficient available cash to make distributions in an amount equal to the aggregate of the Members’ assumed tax liabilities, the Company may make distributions to the Members, pro rata, in proportion to the Members’ assumed tax liabilities. No Member has any obligation to make any capital contribution to fund any distributions described above. Any such distribution is treated as an advance against the next distribution payable.

The Company received a contribution of $15,000,000 during the nine months ended September 30, 2023 and has made no distributions as of September 30, 2023 and December 31, 2022.

Equity-Based Compensation

Equity-based compensation expense recorded for the nine months ended September 30, 2023 and 2022 was approximately $221,783 and $2,449,875, respectively.

Total unrecognized compensation expense expected to be recognized in the future related to Series B Units awards was $6.3 million and $6.8 million as of September 30, 2023 and December 31, 2022, respectively. The portion of this expense related to the vesting upon the occurrence of the final exit event was $5.6 million and $5.6 million as of September 30, 2023 and December 31, 2022, respectively. The compensation expense related to the remaining 25% of the awards that vest upon a final exit event will be recognized upon consummation of the event.

10.	Related Party Transactions

The Company entered into agreements with affiliates owned by the Company’s Chief Executive Officer (“CEO”) and other parties for the Company’s Midland headquarters office space. Rental expense under these agreements was $294,923 for the nine months ended September 30, 2023 and $314,392 during the nine months ended September 30, 2022, which has been included in general and administrative expenses in the accompanying consolidated statements of operations.

11.	Leases

On January 1, 2022, the Company adopted ASC 842, “Leases” with an effective date of January 1, 2022 using the modified retrospective approach for all leases that existed at the date of adoption.

At September 30, 2023, the weighted average remaining lease term for operating leases was 19 months and the weighted average discount rate was 2.10%. Total operating lease expense for the nine months ended September 30, 2023 and 2022 was $1,583,352, including approximately $294,900 paid to related parties and $1,078,478, including approximately $314,400 paid to related parties, respectively. These amounts are recorded in general and administrative expenses in the accompanying consolidated statements of operations.

Tall City Exploration III LLC and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2023 and 2022 (unaudited)

12.	Commitments and Contingencies

In the course of its operations, the Company is subject to possible loss contingencies arising from federal, state and local environmental, health and safety laws and regulations and third-party litigation. There are no matters pending that, in the opinion of the Company, will have a material adverse effect on the consolidated financial position, results of operations, or cash flows of the Company.

13.	Subsequent Events

Other than those described above, the Company has evaluated and not identified any subsequent events that require additional disclosure through November 2, 2023 the date that these consolidated financial statements were available to be issued.